                                                                 Exhibit 4.1

                          ALEXION PHARMACEUTICALS, INC.
                  1992 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


I        PURPOSE.

         The purpose of this 1992 Stock Option Plan for Outside Directors (the "Plan") of Alexion Pharmaceuticals, Inc. (the "Corporation") is to enable the Corporation to compensate eligible directors of the Corporation and to encourage the highest level of performance by providing such persons with a proprietary interest in the Corporation's success and progress by granting them shares of the Corporation's Common Stock, par value $.0001 per share ("Common Stock").

II       ADMINISTRATION OF THE PLAN

         The Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Corporation (the "Board"), which shall consist of one or more members of the Board, appointed by the Board, who are outside directors (as defined below) or by the Board. The interpretation and construction by the Committee of any provisions of the Plan or of any other matters related to the Plan shall be final. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan. The Plan shall be interpreted and implemented such that the eligible outside directors will not fail, by reason of the Plan or its implementation, to be "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), as such Rule and such Act may be amended.

III      ELIGIBILITY AND ISSUANCES.

         A.   ELIGIBILITY.   Directors of the Corporation who (i) are neither
officers nor employees nor consultants of the Corporation or any of its subsidiaries (other than the Chairman of the Board of Directors of the Corporation who shall be eligible) and (ii) are not affiliated with any person referred to in (i) above ("outside directors") shall be eligible to receive options to purchase Common Stock under the Plan.

         B.   ISSUANCES

              (1) Except as set forth in Section 3(b)(ii) below, each outside director shall be issued an option to purchase 7,500 shares of the Corporation's Common Stock (the "Initial Option") on the date of his initial election or appointment to the Board of Directors (the "Initial Grant Date") on the following terms:

                   (a) The option exercise price per share of Common Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Initial Option on the Initial Grant Date.

                   (b) Except as provided herein, the term of an Initial Option shall be for a period of ten (10) years from the Initial Grant Date.

              (2) In the case of Drs. John A. Fried, Max Link and Leonard Marks, Jr., outside directors who were elected as directors of the Corporation in April 1992, Initial Options to purchase 7,500 (after giving effect to a 1 for 4 reverse stock split effected on November 7, 1994 and a 1 for 2.5 reverse stock split effected on January 5, 1996) shares of the Corporation's Common Stock were granted under the Plan on August 27, 1992, the date of the Plan's adoption by the Board.

              (3) In addition, each outside director shall, on the date of each annual meeting of stockholders at which he is reelected as a director (the "Additional Grant Date"), if he is still an outside director on such date and has attended, either in person or by telephone, at least seventy-five percent (75%) of the meetings of the Board of Directors that were held while he was a director since the prior annual meeting of stockholders, be granted an option to purchase 2,000 shares of Common Stock (the "Additional Option" and, together with the Initial Option, an "Option") on the following terms:

                   (a) The option exercise price per share of Common Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Additional Option on the Additional Grant Date.

                   (b) Except as provided herein, the term of an Additional Option shall be for a period of ten (10) years from the Additional Grant Date.

              (4) "Fair Market Value" shall mean, for each Initial Grant Date or Additional Grant Date (collectively, a "Grant Date"), (A) if the Common Stock is listed or admitted to trading on the New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "ASE"), the last reported sale price of the Common Stock on such date or, if no sale takes place on such date, the closing asked prices of the Common Stock on such exchange as of such date, in each case as officially reported on the NYSE or the ASE, or (B) if no shares of Common Stock are then listed or admitted to trading on the NYSE or the ASE, the last reported sales price of the Common Stock on such date on the NASDAQ National Market System ("NASDAQ") or, if no shares of Common Stock are then quoted on NASDAQ, the average of the closing bid and the highest asked prices of the Common Stock on such date on NASDAQ, or, if no shares of Common Stock are then quoted on NASDAQ, the average of the highest bid and the lowest asked prices of the Common Stock on such date as reported on the over-the-counter system. If no closing bid and lowest asked prices thereof are then so quoted or published in the over-the-counter market, "Fair Market Value" shall mean the fair value per share of Common Stock (assuming for the purposes of this calculation the economic equivalence of all shares of classes of capital stock), as determined on a fully diluted basis in good faith by the Board, as of a date which is 15 days preceding the Grant Date; PROVIDED, HOWEVER, that the Fair Market Value of the Common Stock for purposes of Options granted prior to the closing of the Corporation's initial private placement of Common Stock or initial public offering, whichever occurs earliest, shall be the price per share of the Common Stock in such private placement or public offering.

              (5) Options granted hereunder shall not be "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.


IV       REGULATORY COMPLIANCE AND LISTING.

         The issuance or delivery of any Option may be postponed by the Corporation, and an Option shall not be exercisable, for such period as may be required to comply with the Federal securities laws, state "blue sky" laws, any applicable listing requirements of any applicable securities exchange and any other law or regulation applicable to the issuance, delivery or exercise of such Options and the Corporation shall not be obligated to issue or deliver any Options or shares of Common Stock if the issuance or delivery of such Options or shares would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

V        RESTRICTIONS ON EXERCISABILITY.

         A. Except as provided in Section 5(b) below, each Option granted under the Plan may be exercisable as to one-third of the total number of shares issuable under such Option on each of the three successive anniversaries of the Grant Date of such Option.

         B. If any event constituting a "Change in Control of the Corporation" shall occur, all Options granted under the Plan, which are outstanding at the time a Change of Control of the Corporation shall occur, shall immediately become exercisable. A "Change in Control of the Corporation" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, or
(ii) the stockholders of the Corporation shall approve any plan or proposal for liquidation or dissolution of the Corporation, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Corporation's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Corporation, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

VI       CESSATION AS DIRECTOR.

         In the event that the holder of an Option granted pursuant to the Plan shall cease to be a director of the Corporation for any reason, such holder may exercise any portion of such Option that is exercisable by him at the time he ceases to be a director of the Corporation, but only to the extent such Option is exercisable as of such date, within six months after the date he ceases to be a director of the Corporation.

VII      DEATH.

         In the event that a holder of an Option granted pursuant to the Plan shall die, his beneficiary may exercise any portion of such Option that was exercisable by the deceased Optionee at the time of his death, but only to the extent such Option is exercisable as of such date, within twelve months after the date of his death.

VIII     STOCK SPLITS, MERGERS, ETC.

         In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board, whose determination shall be final, to the number and option exercise price per share of Common Stock which may be purchased under any outstanding Options. In the case of a merger, consolidation or similar transaction which results in a replacement of the Corporation's Common Stock and stock of another corporation but does not constitute a Change in Control of the Corporation, the Corporation will make a reasonable effort, but shall not be required, to replace any outstanding Options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding Options, with all Options not being exercised within the time period specified by the Board of Directors being terminated.

IX       TRANSFERABILITY.

         Options are not assignable or transferable, except by will or the laws of descent and distribution to the extent set forth in Section 7 and during a director's lifetime may be exercised only by him.

X        EXERCISE OF OPTIONS.

         An optionholder electing to exercise an Option shall give written notice to the Corporation of such election and of the number of shares of Common Stock that he has elected to acquire. An optionholder shall have no rights of a stockholder with respect to shares of Common Stock covered by his Option until after the date of issuance of a stock certificate to him upon partial or complete exercise of his option.

XI       PAYMENT.

         The Option exercise price shall be payable in cash, check or in shares of Common Stock upon the exercise of the Option. If the shares of Common Stock are tendered as payment of the Option exercise price, the value of such shares shall be the Fair Market Value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Corporation shall instead return the difference in cash or by check to the employee.

XII      TERM OF PLAN.

         The Plan shall terminate on August 26, 2002, and no Option shall be granted pursuant to the Plan after that date.

XIII     OBLIGATION TO EXERCISE OPTION.

         The granting of an Option shall impose no obligation on the director to exercise such Option.

XIV      CONTINUANCE AS DIRECTOR.

         Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Corporation's stockholders.

XV       AMENDMENT OF THE PLAN.

         The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, provided, however, that (i) any amendment which must be approved by the stockholders of the Company in order to maintain the continued qualification of the Plan under Rule 16b-3 under the Exchange Act or any successor provision, or the approval of which is otherwise required by law, shall not be effective unless and until such stockholder approval has been obtained in compliance with such rule or law and (ii) provisions of the Plan which govern the amount, price or timing of the award of an Option shall not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code of 1986, as amended, the Employee Income Retirement Security Act, or the rules thereunder.

XVI      WITHHOLDING OF TAXES.

         We shall have the right, prior to the delivery of any certificate evidencing shares of Common Stock to be issued pursuant to an Option, to require the exercising outside director to remit to the Company an amount in cash sufficient to satisfy any Federal, state, or local tax withholding requirements.